INHERITED IRA/ROTH IRA ENDORSEMENT
-------------------------------------------------------------------------------

This Endorsement forms a part of the Contract, which is attached, and is effective as of the Issue Date of the Contract.

The following provisions apply to a Contract which is issued by the Company on a qualified basis under Internal Revenue Code Section 408(b) or Section 408A. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

  CONTRACT OWNER,            1.  This Contract Owner is the Annuitant. There
  ANNUITANT, ASSIGNMENT,         shall be no Joint Owner. The Contract Owner was
  NON-FORFEITABILITY,            previously a named beneficiary of one of the
  EXCLUSIVE BENEFIT              following types of qualified retirement plans.
  PROVISIONS
                                    (a) a Traditional IRA Plan;

                                    (b) a SEP-IRA Plan;

                                    (c) a Simple IRA Plan; or

                                    (d) a Roth IRA Plan.

                                    In the event Internal Revenue Service
                                    Regulations are interpreted to allow the beneficiary of other types of qualified retirement plans to be rolled into an Inherited IRA, these qualified retirement plan assets will also be permitted. The qualified retirement plan assets that are being used to fund this Contract were previously owned by an individual or were held for the benefit of an individual who is now deceased.

                                    The purpose of this Contract is to provide the Contract Owner with certain rights under the Internal Revenue Code that the Contract Owner obtained as a beneficiary of one of the above qualified retirement plans.

                               2.   This Contract is not transferrable.

                               3.   This Contract and the benefits under it
                                    cannot be sold, assigned or pledged as
                                    collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the Contract.

                               4.   The Contract Owner's entire interest in
                                    this Contract is non-forfeitable.

                               5.   This Contract is established for the
                                    exclusive benefit of the Contract Owner
                                    and the Contract Owner's
                                    Beneficiary(ies).


PURCHASE PAYMENTS              6.   The initial Purchase Payment(s)
                                    are due on the Issue Date of the Contract.
                                    The initial Purchase Payments do not have to be received by the Company at the same time.
                                    However, all Purchase Payments must be
                                    direct transfers of your interest as a
                                    beneficiary from another IRA or qualified retirement plan, where the deceased owner is the same under each such plan, and as allowed by Internal Revenue Service
                                    Regulations.

DISTRIBUTION REQUIREMENTS       7.  The Contract Owner is
                                    required to meet the required minimum
                                    distribution requirements as described in
                                    Section 1.408-8 or Section 1.408A-6 of the
                                    Internal Revenue Service Regulations.


S40713                                     1                            R-2/2005

PROCEEDS PAYABLE ON DEATH       8.  Upon the death of the
                                    Contract Owner, the Beneficiary(ies) will be entitled to continue receipt of the Adjusted
                                    Contract Value based on the minimum
                                    distribution option selected by the Contract
                                    Owner under either Section 1.408-8 or
                                    Section 1.408A-6 of the Internal Revenue
                                    Service Regulations. This Adjusted Contract
                                    Value will be determined as of the end of the Valuation Period during which the Company receives due proof of the Contract
                                    Owner's death and the Beneficiary's(ies') election of one of the minimum distribution options described in this paragraph. In addition, the Beneficiary(ies) will be entitled to take a lump sum payment of the Adjusted Contract Value determined as stated above. The Beneficiary(ies) will not have any other Death Benefit options under the Contract.


In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.


                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA


             [/s/ Suzanne J. Pepin]         [/s/ Mark Zesbaugh]
              Suzanne J. Pepin                 Mark Zesbaugh
      Senior Vice President, Secretary,         President
          and Chief Legal Officer


S40713                                     2                            R-2/2005